Exhibit 14


                                 CODE OF CONDUCT


Public confidence and trust are the foundations upon which Klamath First Bancorp, Inc., and its subsidiaries were built. Continuing this high level of confidence and trust means not only adhering to the legal requirements that govern the financial services industry, but also that each of us must maintain the highest possible standards of conduct. This Code of Conduct applies to all Klamath First employees.

                          KLAMATH FIRST - ETHICS FIRST

We, Klamath First Bancorp, Inc., and our subsidiaries, are committed to integrity and ethical business practices. Long-term success depends on ethical and balanced treatment of our stakeholders - investors, directors, customers and employees. Our core values are: Honesty, Enthusiasm, Accountability, Relationships, and Teamwork - the company with a HEART.

Honesty. We will maintain controls to ensure accurate financial reporting and will avoid using questionable accounting practices. We will use ethical sales techniques to provide quality financial products for our personal or business clients. We will provide the tools and training for success and will provide objective performance feedback.

Enthusiasm. We will demonstrate excitement about our Company to employees through training on our products, policies and core values. We will provide exceptional customer service in a friendly, professional and courteous manner. We will advertise in an effective, entertaining and informative manner.

Accountability. We will take pride in our work by accurately processing transactions and promptly correcting our errors upon discovery. Each employee will annually acknowledge in writing key standards of conduct. We will have controls to inspect what we expect and will take appropriate and timely corrective action should standards of conduct be violated.

Relationships. We will encourage long-term relationships with our customers, employees and investors. We will obtain sufficient information about our customers to meet their needs, and will protect that information from improper disclosure to others. We will manage the company to attract investors based on the Klamath First's fundamental value. We will provide career development, compensation and benefits designed to attract and retain the best employees.

Teamwork. We will operate as a customer service team to provide innovative and flexible financial solutions. We will manage the Company to ensure diverse ideas are considered, and will support management decisions in a unified manner. We will be active in reinvesting in the communities we serve, through donations, community service, and community development products.

We support these core values with more detailed policies described below. We encourage reporting to our management examples of outstanding conduct, and incidents when conduct is less than exemplary, so we can continuously improve our customer service and recognize employees who clearly reflect our core values in their work.

Conflicts of Interest: A conflict of interest or the appearance of a conflict of interest can arise when an employee either deliberately or inadvertently advances personal interests at the expense of KF or its customers. While it would be impossible to list every act that could be considered a conflict of interest, here are a few examples:

Accepting a second job or conducting business in competition with KF. For example, if a New Accounts Representative was to obtain a securities or an insurance license and use it to recommend or sell annuity products to customers other than through Klamath First Financial Services, Inc., or if an employee accepted a weekend job as a mortgage broker, that would be competing with KF.

Handling transactions on behalf of KF which directly or indirectly benefits you, a relative or a close friend, such as approving or processing overdrafts or cashing a check.

No other restrictions will be imposed on outside employment during an employee's off hours provided it does not interfere with performance of duties at KF or reflect negatively upon KF. If you have concerns about a possible conflict of interest, consult your supervisor or the Human Resources Department. Gifts that create a strong feeling of obligation between you and a customer, prospective customer or vendor should neither be given nor accepted. KF's policy, in accordance with Federal Bribery Statutes, prohibits soliciting for yourself or a third party (other than KF) anything of value from anyone in return for any business, service or confidential information of KF; or accepting anything of value in connection with the business of KF, either before or after a transaction is discussed or completed. If you are unsure about the propriety of accepting something of value from a customer, prospective customer, vendor or business associate, you should discuss all the relevant facts of the situation with your supervisor and the Human Resources Department. The following guidelines cover some of the possible situations:

You may:

     Accept gifts, gratuities, or favors, not exceeding $50.00 in value, that do not create a sense of business obligation to the giver.

     Accept gifts, gratuities, amenities, or favors based on close family or personal relationships where it is clear from the circumstances that those relationships rather than the business of KF are the motivation factors.


     Accept meals, refreshments, entertainment, provided that KF would otherwise reimburse the expense.

     Accept loans from other financial institutions on customary terms to finance proper and usual activities such as home mortgage loans except where prohibited by law.

     Accept advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items.

     Accept discounts on merchandise or services tha do not exceed those available to other customers.

     Accept gifts of reasonable value that arise from commonly recognized business events or occasions (promotion, new job, transfer, retirement) or a personal social occasion such as a birthday, wedding or holiday celebration.

     Accept civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

You may not:

     Accept entertainment from a customer or busines contact that could be interpreted as lavish such as weekend hunting or fishing trips, scarce or expensive tickets to athletic or theatrical events and other such activities.

     Accept any trip, hotel, transportation or other accommodations from any person or firm that could be involved in any kind of business transaction with KF. If it is important for KF to be represented, then KF will pay for transportation and lodging. Meals may be accepted with the above guidelines.

KF operates with the most ethical standards. Not only do specific laws govern our behavior, but the public's trust and confidence must be ensured.

Confidentiality: In your employment, you may acquire sensitive and confidential information about Klamath First, other employees and Klamath First customers. This information must be held in strictest confidence. Disclosure of this information, except as provided in this policy, is a misuse of your position and a breach of the trust placed in Klamath First by our customers and employees. You may not disclose confidential information about Klamath First, its business, its customers or its employees to any person outside Klamath First, including your family and friends, or to any person inside

Klamath First without a business reason. This privacy of information dealing with KF customers must be maintained at all times. Only by protecting the confidentiality of our customer's affairs can we preserve the relationship of trust upon which KF is built. You shall not release customer information to those outside Klamath First without either the approval of the customer or due legal process. You and Klamath First are responsible for complying with various laws and regulations, such as the Bank Secrecy Act and Money Laundering Control Act, which require us to provide certain customer information to government and law enforcement agencies. Release of customer information in other situations can subject you to criminal or civil sanctions as well as result in termination of your employment.

Information regarding current and former Klamath First employees is not disclosed to outside organizations except to the extent authorized by the employee, necessary to respond to governmental agencies or subpoenas, or to protect Klamath First's interests. The Human Resources Department and senior management are the only areas authorized to respond on behalf of the company to employment and credit inquiries on current and former employees.

Bank Secrecy Act: All employees will read the Klamath First Bank Secrecy Policy Statement and Bank Secrecy Procedures. In addition, all cash handling staff will review how to properly complete the CTR form 4789 and the CPMI form. All employees are responsible for understanding KF's policy and procedures and acknowledge that failure to comply could result in termination as well as possible criminal charges, fines, and/or imprisonment.

Material Inside Information: Certain information acquired through your employment with Klamath First may be considered material inside information. Material inside information is information about Klamath First, Klamath First Financial Services, Klamath First Bancorp, Inc. or any of its clients that is not publicly available but which could, if disclosed, affect the buying and selling decisions of an investor in securities. If you trade securities or release such information you could subject yourself. Klamath First and/or Klamath First Bancorp Inc to serious liability including monetary damages under securities laws When responding to customers or investors, avoid phrases such as "this would be a great investment," or "We're having a great year." These could be perceived as giving investment advice. If you are unsure how to respond to a particular question, refer the person to your supervisor.

Directors and senior managers are to pre-clear all securities trading through the General Counsel or the Chief Financial Officer. Quarterly "blackout" periods apply to directors, senior management and accounting personnel, and extends from the last five business days of each quarter until five business days after earnings have been announced to the public. At other times when information is received subject to a confidentiality agreement, such as during discussions for acquisitions or significant asset disposals, trading is not permitted by those with the information until the matter is resolved (if not consummated) or made public.

Solicitation on Bank Premises: Everyone has probably found themselves in difficult situations when asked to make a purchase or donation to support some sort of fund-raising drive or cause or business. This can disrupt normal company operations as well as put unnecessary pressure on employees to participate.
Also, if non-employees are involved, this activity can involve trespassing. Solicitation and/or distribution of literature by employees or non-employees on company property (in working or non-working areas), which in any way interferes with work, is prohibited.

Legal and/or Tax Advice: Employees are prohibited from giving or recommending legal and/or tax advice to customers and/or other employees, unless they are properly licensed and authorized by the Board of Directors and/or Senior Management to do so.


Customer Service and Telephone Standards: The impression we give to our customers should be of friendly, courteous and professional service. Visiting or discussing non-business matters should be conducted away from the work area and occur during break periods so employees can be ready to greet and assist customers.


Telephone calls should be answered promptly identifying KF or the department (whichever is applicable) as well as yourself. Personal calls must be kept to a minimum. Personal long distance calls must not be charged to KF, this includes non-business use of our toll-free line. Charge these calls to your home phone, calling card or call collect. Personal calls made on company- issued cell phones should be reimbursed to the company on a monthly basis.

Client  Relations:  You are  expected  at all  times to  conduct  yourself  in a
professional    manner,    cooperate   cheerfully   with   personnel   in   your
branch/department and in other branches/departments. In your contacts with clients, you represent Klamath First. We have everything to gain by being courteous, professional, friendly and helpful.


Employment of Relatives: Relatives of KF employees may be hired with the following exceptions:

     o No relative shall be employed in any line of authority when such assignment would place a relative in a position of exercising supervisory authority over another relative.

     o Relatives for this policy are defined as: Spouse, children, parents, brothers, sisters and dependents, uncle, aunt, step- parents and children, in-laws, all other relatives who live in the same household and persons who live together in non- marital, non-related arrangements.

If a conflict arises after employment and neither employee chooses voluntarily to transfer to another position or is unable to transfer, Senior Management and the Human Resources Manager will decide whether to transfer, retain or terminate the employee(s) based on all relevant facts.

Financial Responsibility: An inability to manage personal finances properly can affect job performance adversely. A pattern of financial problems reflects on both you and KF and can lead to disciplinary action. Employees needing financial counseling should contact a Branch Manager, the Human Resources Manager, Senior Management or Consumer Credit Counseling Service. Be sure to keep your personal checking account balanced and in good order. Overdrafts on checking accounts and check kiting (which is illegal) can be considered grounds for termination.


Harassment: Activities that disrupt other employees or that interrupt the general work flow are contrary to KF's Harassment policy. Furthermore, harassing another employee because of age, race, gender, religion, disability or any other legally protected reason is intolerable. Any employee who engages in harassment of any kind will be subject to appropriate disciplinary action up to and including immediate dismissal. KF also seeks to protect employees from reported harassment by non-employees in the workplace.

Harassment can result from a broad range of activities which may include but are not limited to: ethnic slurs, racial jokes, sexual remarks, sexual visuals (pictures, cartoons, etc.), religious slurs. persistent, offensive conduct that unreasonably interferes with an employee's working environment.

When you have a question or concern about sexual harassment or harassment of any kind. contact either your supervisor, the Human Resources Manager, or Senior Management. All such matters will be investigated in a thorough, private and timely manner.


Drug/Alcohol Use: KF has a responsibility to its employees, its customers, and the general public to provide a healthy and safe work environment where its employees are free from the effects of drugs, alcohol or other job-impairing substances. KF's policy prohibits the following activities during working hours, on KF property, on KF time, or while engaging in KF business:


     being under the influence of alcohol or any illegal drug;

     using any illegal drug;

     the possession, transfer, purchase, sale, offering to sell or to buy, manufacture, distribution or dispensing of alcohol, an illegal drug or related paraphernalia.

     Consuming alcoholic beverages is prohibited during normal work hours or on KF property. For purposes of this policy, normal working hours include meal and break periods.

     Prohibited Items in the Workplace: In order to maintain a safety workplace, Klamath First specifically prohibits possession of firearms, weapons, explosives, hazardous materials or articles, illegal drugs or controlled substances, drug paraphernalia, or alcoholic beverages on Klamath First property. Prohibition applies regardless of any permit that has been provided by the government to carry concealed weapons.

     Dishonest/Criminal Acts: Every employee is covered by KF's fidelity bond. KF will not knowingly hire or continue to employ anyone who does not qualify for fidelity bond coverage. Coverage ceases for anyone who, either before or during KF employment, commits or admits to a dishonest or fraudulent act.

     You will face termination and/or criminal penalties if you:

o   Accept a fee, gift or commission in exchange for extending credit.

o   Steal, embezzle or misapply KF funds or assets.

o   Threaten violence.

o   Knowingly make false entries of records
    (including in SEC filings, other regulatory filings, or other public documents) or mis-post accounts.

o   Commit other criminal acts related to your employment by Klamath First.

     If you become aware of dishonest or criminal acts by other employees, including violations of this Code of Conduct, you must report this fact to your immediate manager, Human Resources, or Senior Management. Failure to disclose such knowledge could make you an accessory to a crime. Employees may also anonymously report through EthicsPoint's web site at www.ethicspoint.com, or by phoning 1-866-384-4277 (1-866-ETHICSP). Reports through EthicsPoint are routed to the Security Officer, Chief Auditor, a member of the board of directors' Audit Committee, and four other senior officers. If one of these persons is the subject of a report, it is not routed to that person.


     Responsibilities and Corrective Action: As an employee you are responsible for the following:


     Conforming to the policies and standards of KF, including all applicable governmental laws, rules and regulations.

     Completing the training required to meet performance standards.

     Correcting performance or other work- related problems.

     Corrective action may be required if performance fails to meet KF standards. Corrective action generally is applied progressively, relative to the severity of the problem. The level of corrective action to be used, the order of the steps and the length of time corrective action may be required will vary and are at the sole discretion of KF management.

     The levels of formal corrective action may include:
                Verbal Warning
                Written Warning
                Probation  Suspension with or without pay
                Termination

If corrective action is required, your manager will discuss with you the details of each and that action will be documented and will contain further written details. Not all situations will involve each step in precisely this order. In some cases steps may be repeated or eliminated. In any situation, the management of Klamath First reserves the right to take any action, strictly at it's sole discretion, that it deems necessary, up to, and including, termination of employment.

Return of Klamath First Property: All Klamath First property must be returned to your manager or to the Human Resources Department before leaving KF. This includes any credit cards, keys, cell phones, laptop computers, and any other bank equipment or property in your possession. We require that arrangements be made concerning any outstanding debts owed to Klamath First, or to you (such as travel expenses, mileage, etc) before the last day of work. Any employee accounts will automatically be converted to non-employee status.

Klamath First property includes customer lists and other information about customers and their relationship with Klamath First. These customer lists and other information about customers and their relationship with Klamath First are also considered trade secrets, and Klamath First may take any action legally available to recover property not returned.


Problem Review Procedure: If you have a work related problem or concern, you are encouraged to seek resolution through your manager. Your manager is expected to listen in an objective manner and then explore acceptable solutions to your concern. If a solution cannot be reached with your direct supervisor, you are encouraged to discuss your concern with your Branch or Department Manager or Regional Manager (if applicable). If you still have concerns, you are encouraged to address them with the Human Resources Department or a member of Senior Management. Please prepare yourself for this discussion by asking yourself:

        What is my main concern?
        How did it happen?
        How do I think it could be resolved?
        What do I want from my supervisor?

Security: Security is everyone's responsibility. Report unusual activity to your supervisor, manager or Security Officer. Security meetings to review robbery procedures are conducted periodically.


Safety: Klamath First's Safety Program includes a corporate safety committee and monthly safety meetings. Its purpose is to enhance employee awareness of safety and ensure safe; healthy working conditions and operating practices. You are expected to work safely and to prevent accidents that could injure you, co-workers or customers. You are to report unsafe working conditions to your manager or a member of the safety committee. ALL ON THE JOB INJURIES MUST BE REPORTED TO YOUR SUPERVISOR OR MANAGER IMMEDIATELY. Failure to comply with safety policies and guidelines could result in disciplinary action up to and including termination.

Employees who experience an on the job injury that requires time-off, must update their supervisor on the status of their condition on at least a weekly basis and must provide a release from their physician (outlining limitations if applicable) upon return to work..


Smoking: Klamath First has a responsibility to provide a safe and healthy working environment for all its employees. Smoking cigarettes, pipes or cigars is not permitted in KF work areas. company-owned vehicles, restrooms, conference rooms, lobbies, hallways, staircases, lounges and lunchrooms.

Anti-Tying. It is the policy of Klamath First Bancorp, Inc. (the Company) and subsidiaries that they shall not: (1) Extend credit; (2) Lease or sell property of any kind; (3) Furnish any service; or (4) Set or change the consideration for any such credit, property or service on the condition or requirement that the customer shall: (A) obtain some additional credit, property, or service from the Company (other than a loan, discount, deposit, or trust service), or from any subsidiary of the Company; or (B) Provide some additional credit, property, or service to the Company, or subsidiary of the Company (except as the Company may reasonably require in a credit transaction to assure the soundness of the credit). However, the Company, or any of its subsidiaries, may vary the consideration charged for a loan, discount, or deposit on the condition that the customer also obtain a loan, discount, deposit or other service from an affiliate of the Company; and provided all products in such a tying arrangement are also separately available for purchase.